Exhibit 99.1

Frank’s International N.V.
10260 Westheimer Rd, Suite 700
Houston, Texas 77042

PRESS RELEASE	FOR IMMEDIATE RELEASE

FRANK’S INTERNATIONAL N.V. ANNOUNCES
THIRD QUARTER 2013 RESULTS

November 12, 2013 - Houston, Texas - Frank’s International N.V. (NYSE: FI) (the “Company” or “FI”) today reported revenues of $270.1 million and net income from continuing operations of $59.5 million for the three months ended September 30, 2013. Diluted earnings per share was $0.29 with weighted average shares outstanding of 190.4 million. Adjusted EBITDA was $101.3 million, which includes a non-cash bad debt expense of $8.0 million.

Third quarter results were negatively impacted by $2.4 million, or $0.01 per diluted share, in nonrecurring charges related to the Company’s recent initial public offering (“IPO”), as well as an $8.0 million, or $0.04 per diluted share, increase in bad debt expense in FI’s Latin American region. The Tubular Sales segment, formerly our Pipe and Products segment, was adversely affected by an increase in deferred revenue relating primarily to one customer’s paid, but undelivered order.

“Frank’s continues to be well positioned in our key markets and our outlook for the company is strong. We strive to maintain or increase market share where it makes financial sense,” said D. Keith Mosing, Frank’s International’s Chairman, Chief Executive Officer and President. “We see continued increases in offshore rig counts globally, especially in the ultra-deep water segment which is more complex and technically demanding. For our onshore markets, rig counts are decreasing leading to a more competitive environment with increased pricing pressure. Lastly, we believe our Tubular Sales business is positioned for strong growth as customers are looking at development opportunities for 2014.

“As we look towards the end of the year, we expect our annual revenues to be flat when compared to our record year in 2012, in which we grew 43 percent. Increases in offshore drilling activity that we had anticipated for the third and fourth quarters along with declines in our U.S. onshore business have lowered our expectations for the near-term.”

Third Quarter 2013 Results

•	Revenue was $270.1 million, down 7.8% compared to the second quarter of 2013 but up 1.4% compared to the third quarter of 2012

◦	Services revenue was $228.1 million, down 2.8% compared to the second quarter of 2013 and up 0.9% compared to the third quarter of 2012

◦	Products revenue was $42.0 million, down 27.9% compared to the second quarter of 2013 and up 3.9% compared to the third quarter of 2012

•	Adjusted EBITDA totaled $101.3 million

•	Adjusted EBITDA margin was 37.5%

•	Net Income from continuing operations was $59.5 million

Adjusted EBITDA and Adjusted EBITDA margin, which are financial measures not presented in accordance with U.S. generally accepted accounting principles (“GAAP”), are defined and reconciled to their most directly comparable GAAP financial measures below. Adjusted EBITDA and segment data discussed below do not include income from discontinued operations.

Segment Results

International Services
International Services revenue from external sales was $121.7 million in the third quarter of 2013, up 0.7% compared to the second quarter of 2013 and up 5.0% compared to the third quarter of 2012. Year-over-year revenue growth reflects an expanded presence in new locations and increased demand for services from existing customers.

Segment Adjusted EBITDA of $48.8 million was down 10.4% compared to the second quarter of 2013 and down 12.9% compared to the third quarter of 2012. Segment Adjusted EBITDA was down year-over-year mainly due to higher compensation expense and $8.0 million in bad debt expense in Latin America, which were partly offset by the growth in revenue.

Segment Adjusted EBITDA margin for the third quarter was 40.1% of external revenue.

U.S. Services
U.S. Services revenue from external sales was $108.1 million in the third quarter of 2013, down 6.5% compared to the second quarter of 2013 and down 3.7% compared to the third quarter of 2012. Lower onshore rig counts contributed to lower year-over-year and sequential results.

Segment Adjusted EBITDA of $47.2 million was down 20.6% compared to the second quarter of 2013 and down 17.4% compared to the third quarter of 2012. Segment Adjusted EBITDA decreased primarily due to higher compensation related costs and a reduction in revenue.

Segment Adjusted EBITDA margin for the third quarter was 43.7% of external revenue.

Tubular Sales
Tubular Sales revenue from external sales was $40.3 million in the third quarter of 2013, down 28.7% compared to the second quarter of 2013 and up 5.3% compared to the third quarter of 2012. Year-over-year revenue growth was due primarily to an increase in pipe sales in deep water markets. Results were impacted by an increase in deferred revenue due to delays in delivery associated with one customer.

Segment Adjusted EBITDA was $5.3 million down 62.0% compared to the second quarter of 2013 and up 116.6% compared to the third quarter of 2012. The year-over-year increase was attributable to higher revenue levels, partly offset by increases in the cost of pipe.

Segment Adjusted EBITDA margin for the third quarter was 13.2% of external revenue.

Capital Expenditures and Balance Sheet

Capital expenditures were $39.3 million during the third quarter of 2013 and $126.8 million for the nine months ended September 30, 2013. The Company’s consolidated cash balance at September 30, 2013 was $449.5 million compared to $106.0 million at June 30, 2013. Total debt at September 30, 2013 was $0.6 million compared to total debt of $423.2 million at June 30, 2013. At the end of the third quarter of 2013, there was $200.0 million of unused capacity under the Company’s $100.0 million multi-year and $100.0 million one-year credit facilities. Debt to total capitalization at the end of the third quarter of 2013 was 0% as compared to 43.5% at the end of the second quarter of 2013.

Initial Public Offering

Frank's International completed its IPO on August 14, 2013. The Company sold 34,500,000 shares of common stock, including 4,500,000 shares of common stock pursuant to the underwriters' option to purchase additional shares, at an offering price of $22.00 per share. After deducting underwriting discounts and commissions and offering expenses, FI received net proceeds of approximately $711.5 million. The Company used a portion of the proceeds from its IPO to repay in full the outstanding notes payable to FWW B.V. and expects to use the remainder for general corporate purposes.

Dividends

The Board of Directors of the Company has declared that the Company will pay a cash dividend of $0.075 per share (subject to applicable Dutch dividend withholding tax) on December 19, 2013 to all common stockholders of record as of November 29, 2013 as part of its regular quarterly cash dividend program. Future declarations of dividends and their record and payment dates are subject to the final determination of the Company’s Board of Directors.

Election of New Board Members

The Company held a special meeting of its common and preferred shareholders on November 6, 2013. At the Special Meeting, the Company’s shareholders elected Gary P. Luquette and Michael C. Kearney to serve on the Company’s board of supervisory directors for a term of office expiring at the Company’s 2014 annual meeting of shareholders. Both have been appointed to the audit committee.

Conference Call

The Company will host a conference call to discuss third quarter results on Wednesday, November 13, 2013 at 10:30 a.m. Central Time (11:30 a.m. Eastern Time). Participants may join the conference call by dialing (855) 674-1399 (for U.S. and Canada) or (386) 218-2315 (International). The conference access code is 93241902 for all participants. To listen via live web cast, please visit the Investor Relations section of the Company's website, www.franksinternational.com.

An audio replay of the conference call will be available approximately two hours after the conclusion of the call and will remain available for seven days. It can be accessed by dialing (855) 859-2056 (for U.S. and Canada) or (404) 537-3406 (International). The conference call replay access code is 93241902 for all participants. The replay will also be available in the Investor Relations section of the Company’s website approximately two hours after the conclusion of the call and remain available for approximately 90 calendar days.

Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements, estimates and projections regarding the Company's future business strategy and prospects for growth, cash flows and liquidity, financial strategy, budget, projections and operating results, the amount, nature and timing of capital expenditures, the availability and terms of capital, the level of activity in the oil and gas industry, volatility of oil and gas prices, unique risks associated with offshore operations, political, economic and regulatory uncertainties in international operations, the ability to develop new technologies and products, the ability to protect intellectual property rights, the ability to employ and retain skilled and qualified workers, the level of competition in the Company's industry and other guidance. These statements are based on certain assumptions made by the Company based on management's experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include the factors discussed or referenced in the "Risk Factors" section of the Company's prospectus filed with the SEC on August 9, 2013. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

About Frank’s International

Frank’s International N.V. is a global oil services company that provides a broad and comprehensive range of highly engineered tubular services to leading exploration and production companies in both offshore and onshore environments, with a focus on complex and technically demanding wells. Founded in 1938, Frank’s has over 4,100 employees and provides services in approximately 60 countries on six continents. The Company’s common stock is traded on the NYSE under the symbol “FI.” Additional information is available on the Company’s web site, www.franksinternational.com.

Use of Non-GAAP Financial Measures

This news release and the accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA and Adjusted EBITDA margin, which may be used periodically by management when discussing the Company's financial results with investors and analysts. The accompanying schedules of this news release provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. Adjusted EBITDA and Adjusted EBITDA margin are presented because management believes these metrics provide additional information relative to the performance of the Company’s business. These metrics are commonly employed by financial analysts and investors to evaluate the operating and financial performance of the Company from period to period and to compare it with the performance of other publicly traded companies within the industry. You should not consider Adjusted EBITDA and Adjusted EBITDA margin in isolation or as a substitute for analysis of the

Company’s results as reported under GAAP. Because Adjusted EBITDA and Adjusted EBITDA margin may be defined differently by other companies in the Company’s industry, the Company’s presentation of Adjusted EBITDA and Adjusted EBITDA margin may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The Company defines Adjusted EBITDA as income from continuing operations before net interest income or expense, depreciation and amortization, income tax benefit or expense, asset impairments, gain or loss on sale of assets, foreign currency gain or loss and other non-cash adjustments. The Company uses Adjusted EBITDA to assess its financial performance because it allows the Company to compare its operating performance on a consistent basis across periods by removing the effects of its capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and items outside the control of the Company's management team (such as income tax rates). The Company defines Adjusted EBITDA margin as Adjusted EBITDA divided by total revenue.

Contacts:
John Sinders, Senior Vice President, Finance & Investor Relations
john.sinders@franksintl.com
713-231-2441

Thomas Dunavant, Investor Relations Manager
thomas.dunavant@franksintl.com
713-358-7343

FRANK'S INTERNATIONAL N.V.
COMBINED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2013	2013	2012	2013	2012
Revenues:
Equipment rentals and services	$228,069	$234,649	$225,937	$668,582	$647,307
Products	42,033	58,326	40,470	127,068	116,883
Total revenue	270,102	292,975	266,407	795,650	764,190

Operating expenses:
Cost of revenues, exclusive of
depreciation and amortization
Equipment rentals and services	86,932	85,895	74,444	248,104	222,418
Products	23,862	32,226	33,063	72,481	83,367
General and administrative expenses	64,104	51,987	46,524	160,016	134,005
Depreciation and amortization	19,887	19,013	16,827	56,593	48,480
(Gain) loss on sale of assets	124	(79)	36	68	141
Operating income	75,193	103,933	95,513	258,388	275,779

Other income (expense):
Other income	1,128	5,280	3,228	8,535	6,655
Interest income (expense), net	170	(461)	112	(493)	305
Foreign currency gain (loss)	3,161	(1,688)	80	(2,114)	418
Total other income (expense)	4,459	3,131	3,420	5,928	7,378
Income from continuing operations
before income tax expense	79,652	107,064	98,933	264,316	283,157
Income tax expense	20,185	6,081	8,634	32,569	24,028
Income from continuing operations	59,467	100,983	90,299	231,747	259,129
Income from discontinued operations	—	40,887	1,251	42,635	5,590
Net income	59,467	141,870	91,550	274,382	264,719
Net income attributable to
noncontrolling interests	18,653	36,507	23,483	74,005	67,900
Net income attributable to
Frank's International N.V.	$40,814	$105,363	$68,067	$200,377	$196,819

Basic earnings per common share
Continuing operations	$0.30	$0.63	$0.56	$1.35	$1.62
Discontinued operations	—	0.26	0.01	0.25	0.03
Total	$0.30	$0.89	$0.57	$1.60	$1.65

Diluted earnings per common share
Continuing operations	$0.29	$0.63	$0.53	$1.33	$1.52
Discontinued operations	—	0.26	—	0.18	0.02
Total	$0.29	$0.89	$0.53	$1.51	$1.54

Weighted average number of common
shares outstanding:
Basic	137,024	119,024	119,024	125,090	119,024
Diluted	190,435	119,024	172,000	178,211	172,000

FRANK'S INTERNATIONAL N.V.
SELECTED OPERATING SEGMENT DATA
(In thousands)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2013	2013	2012	2013	2012
Revenue
International Services	$121,680	$120,872	$115,847	$353,041	$339,370
U.S. Services	108,126	115,612	112,286	321,295	315,589
Pipe and Products	40,296	56,491	38,274	121,314	109,231
Total	$270,102	$292,975	$266,407	$795,650	$764,190

Segment Adjusted EBITDA:
International Services	$48,752	$54,423	$55,957	$153,134	$165,872
U.S. Services	47,215	59,486	57,178	149,494	149,213
Pipe and Products	5,338	14,054	2,464	25,893	16,051
Corporate and other	(33)	184	5	3	(81)
Total	$101,272	$128,147	$115,604	$328,524	$331,055

FRANK'S INTERNATIONAL N.V
SELECTED BALANCE SHEET AND CASH FLOW DATA
(In thousands)
(Unaudited)

	September 30,	December 31,
	2013	2012
Cash and cash equivalents	$449,522	$152,945
Working capital	770,929	114,808
Property, plant and equipment, net	473,885	426,500
Total assets	1,507,248	1,107,961
Total short-term debt	486	329,793
Total long-term debt	96	146,138
Series A preferred stock	705	705
Total stockholders' equity	1,046,423	332,902
Noncontrolling interest	225,085	114,086
Total equity	1,271,508	446,988

	Nine Months Ended
	September 30,
	2013	2012

Net cash provided by operating activities	$240,157	$251,323
Net cash used in investing activities	(79,621)	(141,649)
Net cash provided by (used in) financing activities	133,478	(91,408)
	294,014	18,266
Effect of exchange rate changes on cash activities	2,563	(1,561)
Increase in cash and cash equivalents	$296,577	$16,705

Capital Expenditures	$126,763	$136,605

FRANK'S INTERNATIONAL N.V.
NON-GAAP FINANCIAL MEASURES
($ In thousands)
(Unaudited)

ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN RECONCILIATION

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2013	2013	2012	2013	2012

Revenues	$270,102	$292,975	$266,407	$795,650	$764,190

Income from continuing operations	$59,467	$100,983	$90,299	$231,747	$259,129
Interest income (expense), net	(170)	461	(112)	493	(305)
Depreciation and amortization	19,887	19,013	16,827	56,593	48,480
Income tax expense	20,185	6,081	8,634	32,569	24,028
(Gain) loss on sale of assets	124	(79)	36	68	141
Foreign currency (gain) loss	(3,161)	1,688	(80)	2,114	(418)
Stock based compensation	2,520	—	—	2,520	—
IPO transaction-related costs	2,420	—	—	2,420	—
Adjusted EBITDA	$101,272	$128,147	$115,604	$328,524	$331,055

Adjusted EBITDA margin	37.5%	43.7%	43.4%	41.3%	43.3%

ADJUSTED SEGMENT EBITDA RECONCILIATION

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2013	2013	2012	2013	2012
Segment Adjusted EBITDA:
International Services	$48,752	$54,423	$55,957	$153,134	$165,872
U.S. Services	47,215	59,486	57,178	149,494	149,213
Pipe and Products	5,338	14,054	2,464	25,893	16,051
Corporate and other	(33)	184	5	3	(81)
Adjusted EBITDA Total	101,272	128,147	115,604	328,524	331,055
Interest income (expense), net	170	(461)	112	(493)	305
Income tax expense	(20,185)	(6,081)	(8,634)	(32,569)	(24,028)
Depreciation and amortization	(19,887)	(19,013)	(16,827)	(56,593)	(48,480)
Gain (loss) on sale of assets	(124)	79	(36)	(68)	(141)
Foreign currency gain (loss)	3,161	(1,688)	80	(2,114)	418
Stock based compensation	(2,520)	—	—	(2,520)	—
IPO transaction-related costs	(2,420)	—	—	(2,420)	—
Income from continuing
operations	$59,467	$100,983	$90,299	$231,747	$259,129

###